UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2015

The Advisory Board Company

(Exact name of registrant as specified in its charter)

Delaware	000-33283	52-1468699
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 M Street, NW Washington, District of Columbia	20037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 266-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Amendment to Credit Agreement

On October 30, 2015, The Advisory Board Company (the “Company”) entered into Amendment No. 2 (the “Amendment”) to its Credit Agreement, dated as of February 6, 2015 (as amended, the “Credit Agreement”), with the lenders party thereto, including JPMorgan Chase Bank, N.A., the Administrative Agent, in order to reduce the borrowing rates on the existing term loan and revolving credit facility and to increase the amount available for borrowing under the revolving credit facility, among other matters.

As reported in Item 1.01 of the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on February 10, 2015, the lenders under the Credit Agreement on February 6, 2015 provided the Company with $675 million of senior secured credit facilities (the “Credit Facilities”). On that date, the Credit Facilities consisted of (a) a five-year senior secured term loan facility in the principal amount of $575 million (as amended from time to time, the “Term Facility”) and (b) a five-year senior secured revolving credit facility (as amended from time to time, the “Revolving Facility”) under which up to $100 million in principal amount of borrowings and other credit extensions may be outstanding at any time. Prior to the Amendment, the outstanding principal amount of the Term Facility was approximately $560.6 million, and no amounts were outstanding under the Revolving Facility. Pursuant to the Amendment, on October 30, 2015, the amount available for borrowing under the Revolving Facility was increased from $100 million to $200 million. On that date, the Company also borrowed $100 million under the Revolving Facility and used all of the proceeds from such borrowing to repay a portion of the outstanding principal amount of the Term Facility. Upon consummation of this prepayment transaction, $460.6 million in aggregate principal amount remained outstanding under the Term Facility.

The Company is the borrower under the Credit Facilities. The Company’s obligations under the Credit Facilities are guaranteed by the Company’s domestic subsidiaries, subject to certain exceptions, and the obligations of the Company and the subsidiary guarantors under the Credit Facilities are secured by a first-priority security interest in substantially all of the assets of the Company and such domestic subsidiaries.

Pursuant to the Amendment, commencing on October 30, 2015, amounts drawn under the Term Facility generally bear interest at an annual rate calculated, at the Company’s option, on the basis of either (a) an alternate base rate plus an initial margin of 1.25% or (b) the applicable London interbank offered rate (“LIBOR”) plus an initial margin of 2.25%, subject in each case to margin reductions based on the Company’s total leverage ratio. The interest rate on the alternate base rate loans will fluctuate as the base rate fluctuates, while the interest rate on the LIBOR loans will be adjusted at the end of each applicable interest period. Interest on alternate base rate loans will be payable quarterly in arrears, while interest on LIBOR loans will be payable at the end of each applicable interest period, except that, in the case of any interest period longer than three months, interest will be payable at the end of each three-month period.

Pursuant to the Amendment, commencing on October 30, 2015, amounts drawn under the Revolving Facility also generally bear interest at an annual rate calculated, at the Company’s option, on the basis of either (a) an alternate base rate plus an initial margin of 1.25% or (b) the applicable London interbank offered rate plus an initial margin of 2.25%, subject in each case to margin reductions based on the Company’s total leverage ratio.

The borrowing rates provided for in the Amendment as set forth above in each case represent a decrease of 50 basis points in the specified interest rate margins as compared to the previously applicable interest rate margins.

In connection with the Amendment, the Company paid each lender party to the Credit Agreement a consent fee equal to 0.02% of the amount loaned or committed for loan by such lender upon consummation of the transactions described above. The Company also paid an upfront fee equal to 0.30% of any increase in the amount loaned or committed for loan to any lender whose amount loaned or committed for loan increased as a result of the Amendment.

Certain of the lenders under the Credit Facilities and their affiliates previously have performed and in the future may perform financial advisory, commercial banking and investment banking services for the Company, for which they have received for past services, and are expected to receive for future services, customary fees and expense reimbursements.

A copy of the Amendment is filed as Exhibit 10.1 to this report. The foregoing description is not complete and is subject to and qualified in its entirety by reference to the text of the Amendment.

The information set forth under Item 2.03 of this report is incorporated by reference in this Item 1.01.

Item 2.02 Results of Operations and Financial Condition

On November 5, 2015, the Company issued a news release announcing its financial results for the fiscal quarter ended September 30, 2015. A copy of the Company’s news release is furnished as Exhibit 99.1 to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is incorporated by reference in this Item 2.03.

On October 30, 2015, upon execution of the Amendment and consummation of the borrowing and prepayment transactions described in Item 1.01 of this report, the Company became obligated as the borrower, and certain of the Company’s domestic subsidiaries became obligated as guarantors, under $100 million in principal amount of senior secured indebtedness outstanding under the Revolving Facility. Subject to conditions of availability established under the Credit Agreement, the Company may become obligated as the borrower, and certain of the Company’s domestic subsidiaries may become obligated as guarantors, under up to an additional $100 million in principal amount of senior secured indebtedness outstanding under the Revolving Facility at any time.

On October 30, 2015, upon execution of the Amendment and consummation of the borrowing and prepayment transactions described in Item 1.01 of this report, the Company remained obligated as the borrower, and certain of the Company’s domestic subsidiaries remained obligated as guarantors, under $460.6 million in principal amount of senior secured indebtedness outstanding under the Term Facility.

The payment of all outstanding principal, interest and other amounts outstanding from time to time under the Credit Facilities may be declared immediately due and payable upon the occurrence of an event of default under the Credit Agreement. The Credit Facilities contain customary events of default, including an event of default upon a change of control of the Company. An event of default also will occur under the Credit Facilities, subject to customary grace periods for some covenants, if the Company or, in some cases, a subsidiary guarantor or other subsidiary fails to make payments when due, makes a material misrepresentation, fails to comply with affirmative or negative covenants, defaults on other material indebtedness, fails to discharge material judgments, becomes subject to certain claims under ERISA, fails to comply with certain material agreements, or, in the case of the Company or a material subsidiary, becomes subject to specified events of bankruptcy, insolvency or reorganization or similar events. If an event of default occurs and is not cured within any applicable grace period or is not waived, the lenders under the Credit Facilities would have the right to accelerate repayment of the indebtedness and other obligations owing under the Credit Agreement and the guaranty executed by the subsidiary guarantors in favor of the lenders, and foreclose on certain pledged collateral, to the extent permitted under the loan documents and applicable law.

Item 8.01 Other Events

On November 5, 2015, the Company also announced that its Board of Directors has authorized an increase in its share repurchase program of up to an additional $100 million of the Company’s outstanding common stock, bringing the total amount authorized to be spent under the program to $550 million since its inception. Through September 30, 2015, the Company had repurchased approximately 17,435,688 shares of its common stock at a total cost of approximately $432 million. Repurchases will continue to be made from time to time in the open market or in private transactions. The repurchase program does not obligate the Company to repurchase any specific number of shares and may be modified or discontinued at any time.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Amendment No. 2, dated as of October 30, 2015, to that certain Credit Agreement, dated as of February 6, 2015, among The Advisory Board Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.

99.1	News release of The Advisory Board Company dated November 5, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Advisory Board Company

Date: November 5, 2015	/s/ Michael T. Kirshbaum
Michael T. Kirshbaum
Chief Financial Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment No. 2, dated as of October 30, 2015, to that certain Credit Agreement, dated as of February 6, 2015, among The Advisory Board Company, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.

99.1	News release of The Advisory Board Company dated November 5, 2015.